                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Synopsys, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 1, 1999
                            ------------------------

To the Stockholders of Synopsys, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation (the "Company"), will be held on Monday, March 1, 1999, at 4:00 p.m., local time, at the Company's principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, for the following purposes:

          1. To elect nine directors to serve for the ensuing year or until their successors are elected.

          2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000.

          3. To approve an amendment to the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the "Plans") to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

          4. To approve an amendment to the Company's 1994 Non-Employee Directors Stock Option Plan to increase the number of shares of Common Stock reserved each year for issuance thereunder to 150,000.

          5. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year 1999.

          6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on January 5, 1999 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy (the "Proxy") as promptly as possible in the envelope enclosed. Any stockholder attending the meeting may vote in person even if he or she has previously returned a Proxy.
                                          Sincerely,

                                          /s/ Aart J. de Geus
                                          Aart J. de Geus
                                          Chairman of the Board &
                                          Chief Executive Officer
Mountain View, California
January 19, 1999

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                      LOGO
                           700 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 1, 1999
                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors of Synopsys, Inc., a Delaware corporation ("Synopsys" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on March 1, 1999 at the Company's principal executive offices, 700 East Middlefield Road, Mountain View, California 94043.

     These proxy solicitation materials were mailed on or about January 19, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The cost of soliciting Proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners, Inc. to assist in the solicitation of Proxies, for which it will receive a fee from the Company of approximately $4,500 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

REVOCABILITY OF PROXIES

     Any person giving a Proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

     Stockholders of record on January 5, 1999 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 69,967,174 shares of the Company's common stock, $.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

     Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record as of the close of business on January 5, 1999. The holders of a majority of the shares issued and outstanding, represented in person or by Proxy, shall constitute a quorum. All valid Proxies received before the meeting will be exercised. All shares represented by a Proxy will be voted, and where a stockholder specifies by means of his or her Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the Proxy, the shares will be voted in favor of the proposal. A stockholder who abstains on any or all matters will be deemed present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal (other than votes cast for the election of directors), but will be deemed not to have voted in favor of the particular matter (or matters) as to which the stockholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for a beneficial owner does not receive instructions from such beneficial owner as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than five and not more than nine persons; within that range, the Board has set the number of directors at nine persons. At the Annual Meeting, nine directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. The Board of Directors has selected nine nominees, seven of whom are current directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The nine candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of December 31, 1998.

                                                                     YEAR FIRST
                           NAME                             AGE   ELECTED DIRECTOR
                           ----                             ---   ----------------
Aart J. de Geus...........................................  44         1986
Andy D. Bryant............................................  48           *
Chi-Foon Chan.............................................  49         1998
Deborah A. Coleman........................................  46         1995
Harvey C. Jones, Jr.......................................  45         1988
William W. Lattin.........................................  58         1995
A. Richard Newton.........................................  47      1987; 1995
Sasson Somekh.............................................  52           *
Steven C. Walske..........................................  46         1991

---------------
* Standing for election for the first time at the Annual Meeting. Management intends to propose that Mr. Bryant and Mr. Somekh be appointed to fill vacancies on the Board at the Board's meeting on January 26-27, 1999.

BACKGROUND OF DIRECTORS

     DR. AART J. DE GEUS co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986 he has held a variety of positions including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992 Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986 Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

     ANDY D. BRYANT is Senior Vice President and Chief Financial Officer of Intel Corporation, with responsibility for financial operations worldwide. Mr. Bryant joined Intel in 1981 as controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987 he was promoted to Director of Finance for the Corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became CFO in February of 1994 and was named a Senior Vice President of Intel in December 1998. Prior to joining Intel, he held positions in finance at Ford Motor Company and Chrysler Corporation.

     DR. CHI-FOON CHAN joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director of the Company in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Sr. Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

     DEBORAH A. COLEMAN has been a Director of Synopsys since November 1995. Ms. Coleman has been Chairman and Chief Executive Officer of Merix Corporation, a manufacturer of printed circuit boards, since May 1994, when it was spun off from Tektronix, Inc., and has been President since March 1997. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, a manufacturer of fabrication equipment.

     HARVEY C. JONES, JR. has been a Director of Synopsys since December 1987. Mr. Jones joined the Company in December 1987 and served as President and Chief Executive Officer through December 1992. From December 1992 through January 1994 Mr. Jones served as Chairman of the Board and Chief Executive Officer. Mr. Jones continued as Chairman until his retirement in February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a company he co-founded in 1981. Mr. Jones began his career at Calma, where his last position was Vice President, Business Development. Jones is a director of Remedy Corporation, an enterprise software company. As an active venture investor, Jones serves on numerous private boards of directors. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University, and an M.S. from MIT's Sloan School of Management.

     DR. WILLIAM W. LATTIN is an Executive Vice President of Synopsys and has been a Director of Synopsys since July 1995. Dr. Lattin joined Synopsys in February 1994 in connection with Synopsys' merger with Logic Modeling Corporation ("LMC"). He has served as Executive Vice President since July 1995. From October 1994 to July 1995 he served as Senior Vice President, Corporate Marketing, and from February 1994 until October 1994 as Senior Vice President, Logic Modeling Group. From December 1992 to February 1994, Dr. Lattin served as President, Chief Executive Officer and Director of LMC, and from May 1992 to December 1992 he served as Chairman of the Board and Chief Executive Officer of LMC. From 1986 to 1992, Dr. Lattin served as Chairman of the Board of Directors, President and Chief Executive Officer of Logic Automation Inc., a predecessor of LMC. Dr. Lattin holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley, and a Ph.D. in electrical engineering from Arizona State University. Dr. Lattin is a Director of RadiSys Corporation, a supplier of embedded computers, as well as a Director of Easy Street Online Services, an internet service provider and a Trustee of the Oregon Graduate Institute.

     DR. A. RICHARD NEWTON has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979. Since 1988 Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over a dozen new companies. From November 1994 to July 1995 he was acting President and Chief Executive Officer of Echelle, Inc., a private company which is developing display systems based on the application of micromachined silicon light-valves.

     DR. SASSON SOMEKH has been Senior Vice President of Applied Materials, Inc., a manufacturer of semiconductor equipment, since December 1993. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, he was a divisional Vice President. Dr. Somekh joined Applied Materials in 1980 as a Project Manager. Dr. Somekh is a director of Scitex Corporation Ltd., which provides digital imaging products and services for graphics communication.

     STEVEN C. WALSKE has been a Director of Synopsys since December 1991. Mr. Walske has been Chairman, Chief Executive Officer and a Director of Parametric Technology Corporation, a supplier of software products for mechanical computer-aided engineering, since August 1994 and served as President and Chief Executive Officer from December 1986 to August 1994. Mr. Walske is a Director of Videoserver, Inc., a supplier of network conference servers, and Object Design Inc., a database software company.

     There are no family relationships among any executive officers, directors or persons chosen or nominated to become executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During fiscal year 1998, the Board of Directors held six meetings and acted by unanimous written consent on three occasions. During such year the Committees of the Board of Directors included an Audit Committee, a Compensation Committee and a Nominating and Board Affairs Committee.

     During fiscal year 1998, the Audit Committee consisted of two directors, Ms. Coleman and Mr. Jones. Ms. Coleman served on the Audit Committee for the entire year; Mr. Jones was appointed at the January 1998 Board meeting. The Audit Committee is primarily responsible for reviewing the Company's financial results prior to their release to the public, reviewing reports provided by, and approving the services performed by, the Company's independent auditors and reviewing the Company's accounting practices and systems of internal accounting controls. The Audit Committee held five meetings during fiscal year 1998.

     During fiscal year 1998, the Compensation Committee consisted of two directors, Mr. Walske and Ms. Coleman, each of whom served on the Committee for the entire fiscal year. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies, setting compensation levels for the Company's executive officers and administering the Company's stock option, employee stock purchase and 401(k) savings plans. The Committee held four meetings during fiscal year 1998 and acted by unanimous written consent on four occasions.

     The Nominating and Board Affairs Committee was established in January 1998. The Committee's charter is to identify and recruit candidates for the Board and to make recommendations regarding board of directors' best practices. The Committee consisted of Dr. de Geus and Dr. Lattin. Although the Committee held no formal meetings during the year, members of the Committee individually met with potential candidates for director and proposed the nominations of Mr. Bryant and Dr. Somekh to the full Board. Nominations for election of directors at the Annual Meeting were made by the full Board of Directors of the Company. The Committee does not plan to express a view as to any shareholder nominations for the Board.

     During fiscal year 1998, all directors attended at least 85% of the meetings of the Board of Directors and Committees of the Board on which they served.

DIRECTORS' COMPENSATION

     During fiscal year 1998, each non-employee Board member was paid an annual retainer of $8,000, and $1,000 for each Board or Board Committee meeting attended, plus expenses.

     In addition, non-employee Board members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy four non-employee Board members were eligible to participate in the Directors Plan. For a description of the terms of the Directors Plan, see Proposal Four in this Proxy Statement, which would increase the number of shares annually reserved for issuance under the Directors Plan.

     During fiscal year 1998, Mr. Walske, Dr. Newton, Mr. Jones and Ms. Coleman each received automatic grants of options to purchase 10,000 shares of Common Stock on February 27, 1998, at an exercise price of $34.9375 per share. In addition, during fiscal year 1998, Messrs. Walske, Newton and Jones each received options to purchase 5,000 shares of Common Stock, and Ms. Coleman received options to purchase 10,000 shares of Common Stock, for service on Board Committees, at an exercise price of $34.9375.

     During fiscal year 1998, Dr. Newton provided consulting services to the Company, for which he was paid $120,000. Under the Company's agreement with Dr. Newton, at the Company's request, Dr. Newton provides advice concerning long-term technology strategy and assistance in identifying opportunities for partnerships with academia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 1998 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock on that date, (ii) each director and each person nominated to become a director of the Company, (iii) each of the executive officers named in the "Executive Compensation -- Summary Compensation Table" on page 7 (the "Named Executive Officers") and (iv) all directors and current executive officers as a group.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                             --------------------------
                                                                             PERCENTAGE
NAME OF BENEFICIAL OWNER(1)                                     NUMBER       OWNERSHIP
---------------------------                                  ------------    ----------
Massachusetts Financial Services Company...................     7,679,585(2)   11.25%
  500 Boylston Street, 15th Floor
  Boston, Massachusetts 02116
T. Rowe Price..............................................     6,580,764(2)    9.64%
  100 East Pratt Street
  Baltimore, Maryland 21202
Putnam Investments.........................................     5,312,930(2)    7.78%
  One Post Office Square
  Boston, Massachusetts 02109
Andy D. Bryant.............................................             0        n/a
Raul Camposano.............................................        62,248(3)       *
Chi-Foon Chan..............................................       161,561(4)       *
Deborah A. Coleman.........................................        53,000(5)       *
Aart J. de Geus............................................       578,988(6)       *
Harvey C. Jones, Jr........................................       191,580(7)       *
William W. Lattin..........................................       212,568(8)       *
A. Richard Newton..........................................        43,078(9)       *
Robert Russo...............................................        54,009(10)       *
Sasson Somekh..............................................             0        n/a
Steven C. Walske...........................................        43,200(11)       *
All directors and executive officers as a group (18
  persons).................................................     1,818,569(12)    2.66%

---------------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes of this table. Unless otherwise indicated, the business address of each of the beneficial owners listed is 700 East Middlefield Road, Mountain View, California 94043.

 (2) Based on information that the Company believes to be correct as of September 1998, but that is not reflected in filings with the Commission. The Company does not know the extent to which voting or dispositive power with respect to such shares is shared.

 (3) Includes options to purchase 59,652 shares of Synopsys Common Stock exercisable by Dr. Camposano within 60 days of December 1, 1998.

 (4) Includes options to purchase 154,623 shares of Synopsys Common Stock exercisable by Dr. Chan within 60 days of December 1, 1998.

 (5) Includes options to purchase 53,000 shares of Synopsys Common Stock exercisable by Ms. Coleman within 60 days of December 1, 1998.

 (6) Includes options to purchase 282,250 shares of Synopsys Common Stock exercisable by Dr. de Geus within 60 days of December 1, 1998. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

 (7) Includes options to purchase 138,983 shares of Synopsys Common Stock exercisable by Mr. Jones within 60 days of December 1, 1998.

 (8) Includes options to purchase 118,016 shares of Synopsys Common Stock exercisable by Dr. Lattin within 60 days of December 1, 1998.

 (9) Includes options to purchase 43,000 shares of Synopsys Common Stock exercisable by Dr. Newton within 60 days of December 1, 1998.

(10) Includes options to purchase 52,825 shares of Synopsys Common Stock exercisable by Mr. Russo within 60 days of December 1, 1998.

(11) Includes options to purchase 43,000 shares of Synopsys Common Stock exercisable by Mr. Walske within 60 days of December 1, 1998.

(12) Includes options to purchase 1,251,050 shares of Synopsys Common Stock exercisable by directors and executive officers within 60 days of December 1, 1998. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

  Executive Compensation and Other Matters

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose compensation for fiscal year 1998 exceeded $100,000 (the "Named Executive Officers"), for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                             ANNUAL COMPENSATION($)         COMPENSATION:
                                       ----------------------------------    SECURITIES
                                                             OTHER ANNUAL      AWARDS         ALL OTHER
                                                             COMPENSATION    UNDERLYING      COMPENSATION
      NAME AND POSITION         YEAR    SALARY    BONUS(1)      (1)(2)       OPTIONS(#)         ($)(3)
      -----------------         ----   --------   --------   ------------   -------------    ------------
Aart J. de Geus...............  1998    362,118    391,000           --        150,000           1,863
  Chief Executive Officer and   1997    299,231    200,363           --        200,000           1,870
  Chairman of the Board         1996    260,000    240,000           --        120,000           2,517
Chi-Foon Chan.................  1998    329,615    363,000                     125,000           1,758
  President and                 1997    281,914    144,441           --        165,000(4)        2,494
  Chief Operating Officer       1996    224,138    153,930           --         35,000(5)        3,122
Robert Russo..................  1998    289,662     78,820      366,216         30,000           1,805
  Senior Vice President,        1997    191,327    160,188      231,600         82,000(6)        3,144
  Worldwide Sales and Services  1996    145,000     98,695      234,659         15,000           2,902
Raul Camposano................  1998    271,692    136,600           --         75,000           1,608
  Senior Vice President,        1997    199,808     91,086           --        106,500(7)        2,071
  Design Tools Group and Chief  1996    155,769     71,050           --         14,500(5)        2,033
  Technical Officer
William W. Lattin.............  1998    258,993    250,000           --         40,000           1,976
  Executive Vice President      1997    201,717     91,818           --         60,000           2,361
  and Director                  1996    109,423     82,902           --         25,100           3,597

---------------
(1) Includes amounts paid in the subsequent fiscal year in respect of services rendered (or, in the case of commissions, orders booked) during the fiscal year for which information is provided.

(2) "Other Annual Compensation" includes the following: (i) commissions of $358,740, $224,677 and $227,182 earned by Mr. Russo for fiscal years 1998, 1997 and 1996, respectively, and (ii) car allowances of $7,477, $6,923 and $7,477 provided to Mr. Russo for fiscal years 1998, 1997 and 1996, respectively.

(3) Amounts in this column reflect premiums paid for group term life insurance and Synopsys 401(k) contributions.

(4) Includes options to purchase 75,000 shares which were granted in fiscal years 1996 and 1997 and canceled and regranted in fiscal year 1997 in connection with an option repricing.

(5) Options granted in fiscal year 1996 were canceled and regranted in fiscal year 1997 in connection with an option repricing.

(6) Includes options to purchase 12,000 shares which were granted in fiscal year 1997 in connection with an option repricing.

(7) Includes options to purchase 36,500 shares which were granted in fiscal years 1996 and 1997 and canceled and regranted in fiscal year 1997 in connection with an option repricing.

  Stock Option Grants

     The following table sets forth further information regarding individual grants of options for Synopsys' Common Stock during fiscal 1998 for each of the Named Executive Officers. All grants for each of the Named Executive Officers were made pursuant to Synopsys' 1992 Stock Option Plan (the "1992 Plan"). In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 0%, 5%, and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Synopsys Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted to such officers during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                               NUMBER OF        PERCENT OF TOTAL                                 STOCK PRICE APPRECIATION
                               SECURITIES       OPTIONS GRANTED    EXERCISE OR                     FOR OPTION TERM ($)
                               UNDERLYING         TO EMPLOYEES     BASE PRICE    EXPIRATION   ------------------------------
          NAME             OPTIONS GRANTED(1)    FISCAL 1998(2)     ($/SHARE)       DATE       0%        5%          10%
          ----             ------------------   ----------------   -----------   ----------   ----   ----------   ----------
Aart J. de Geus..........       150,000               3.80            38.25        7/24/08     0     3,608,283    9,144,097
Chi-Foon Chan............       125,000               3.17            38.25        7/24/08     0     3,006,902    7,620,081
Robert Russo.............        30,000               0.76            38.25        7/24/08     0       721,657    1,828,819
Raul Camposano...........        25,000               0.63            35.75       12/24/07     0       562,075    1,424,407
                                 50,000               1.27            38.25        7/24/08     0     1,202,761    3,048,032
William W. Lattin........        40,000               1.01            38.25        7/24/08     0       962,209    2,438,426

---------------
(1) These options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.

(2) Based on aggregate options to acquire 3,946,469 shares of Synopsys Common Stock granted in fiscal 1998.

  Option Exercises and Year-End Values

     The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during fiscal year 1998 and the year-end value of unexercised options.

     No stock appreciation rights were exercised during such fiscal year by the Named Executive Officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF IN-THE-MONEY
                                  SHARES       VALUE          OPTIONS AT FY-END         OPTIONS AT FY-END ($)(2)
                                 ACQUIRED     REALIZED   ---------------------------   ---------------------------
             NAME               ON EXERCISE    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Aart J. de Geus...............        --           --      234,958        321,042       1,120,688           -0-
Chi-Foon Chan.................        --           --      136,935        240,565       1,296,508       161,255
Robert Russo..................        --           --       40,928         93,337          99,511        27,237
Raul Camposano................     8,000      127,766       40,860        147,265          47,057        85,111
William W. Lattin.............    13,024      400,328      102,612         93,836         925,677        77,994

---------------
(1) Market value at exercise less exercise price.

(2) Market value of underlying securities at October 2, 1998 ($31.1875) minus the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

     Synopsys has entered into Employment Agreements, effective October 1, 1997, with its Chief Executive Officer, President and Chief Financial Officer. Each Employment Agreement provides that if the executive is terminated involuntarily other than for cause within 24 months of a change of control, (a) the executive will be paid an amount equal to two times the sum of the executive's annual base pay plus target cash incentive, plus the cash value of the executive's health benefits for the next 18 months and (b) all stock options held by the executive will immediately vest in full. If the executive is terminated involuntarily other than for cause in any other situation, the executive will receive a cash payment equal to the sum of the executive's annual base pay for one year plus target cash incentive for such year, plus the cash value of the executive's health benefits for twelve months. The terms "involuntary termination," "cause" and "change of control" are defined in each Employment Agreement.

REPORT OF THE COMPENSATION COMMITTEE

     The following is the report of the Compensation Committee of the Board of Directors describing the compensation policies, and the rationale therefor, with respect to the compensation paid to the Company's executive officers for fiscal year 1998.

Executive Compensation

  Purpose of the Compensation Committee

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

  Committee Structure

     During fiscal year 1998 the Committee was made up of two independent, non-employee members of the Board of Directors, Steven C. Walske and Deborah Coleman, each of whom served as members of the Committee for the full year. The Committee met during the fourth quarter of fiscal year 1997 to set executive officer compensation plans.

  Objectives of the Compensation Plan

     The objectives of the compensation program as established by the Committee are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

  Elements of Compensation

     Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;
(2) variable compensation payable based on the achievement of financial performance goals and individual performance; and (3) long-term stock-based incentive compensation, which rewards Company growth and increased stockholder value.

     Base Compensation. The base compensation for each executive officer is determined based on consideration of the following factors: (1) salary levels for comparable positions in software and related companies similar in size and business that compete with Synopsys in the recruitment and retention of senior personnel; (2) each executive's past performance relative to corporate, business group (if applicable) and individual objectives; (3) each executive's responsibility level and objectives for the subsequent year; and (4) compensation relative to other executives in the Company.

     Information regarding competitive salary ranges was obtained from an independent compensation survey firm. Some of the companies the Committee surveyed as part of the peer group for comparative compensation purposes are included in the S&P Technology Sector Index, which the Company has selected as the industry index for purposes of the stock price performance graph that appears earlier in this Proxy Statement. However, the S&P Technology Sector Index also includes a significant number of companies that are of greater size than the Company, participate in different industries than the Company or are located in different regions from the Company, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting companies for compensation comparison purposes, the Committee selected companies that actually compete with the Company in seeking executive talent. Consequently, some companies included in the compensation comparison survey are not necessarily included in the S&P Technology Sector Index.

     The Company believes that the total cash compensation for the executive officers of the Company for fiscal year 1998 was competitive with the total cash compensation for executive officers at companies with which the Company competes for executives.

     Variable Compensation. The Company's fiscal year 1998 bonus plan provided for incentive bonus compensation to executive officers based on the achievement of specific performance targets relating to accepted orders, revenue and operating margin for the Company as a whole and, for officers and employees in business groups, contribution margin. An executive officer may receive additional compensation based on a qualitative assessment of his or her performance by the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, in consultation with the Board of Directors. For fiscal year 1998, a bonus formula was established such that achievement of planned levels of accepted orders, revenue, operating margin and, where applicable, contribution margin would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. For fiscal year 1998, accepted orders, revenue and operating margin all were below the established targets, and contribution margin varied by business unit. Bonus compensation (except for the qualitative component) was determined according to the compensation formula and, except for the business unit component for certain business units, was below the target amount. Total Bonus Compensation for the Named Executive Officers is shown in the Summary Compensation Table on page 7. The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.

     The Company's incentive bonus compensation structure for executive officers was reviewed for fiscal year 1999 and includes specific corporate performance targets relating to accepted orders, revenue, individual performance and operating margin.

     Long-Term Incentive Compensation. Long-term compensation provided to the Company's executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the 1992 Plan according to guidelines that take into account the executive's responsibility level, comparison with comparable awards to individuals in similar positions in the industry, the Company's long-term objectives for maintaining and expanding technological leadership through product development and growth, expected Company performance, and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at the fair market value in effect on the date of grant.

     The options vest in a series of installments over a four-year period, contingent upon the executive's continued employment with the Company. Accordingly, the option will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies.

     The Committee evaluated the performance of the executive officers against the strategic objectives for fiscal year 1998 set by the Board and concluded that such performance warrants the level of long-term compensation awarded them as set forth in the Summary Compensation Table on page 7. The Committee typically reexamines long-term compensation levels each year.

  Chairman of the Board/Chief Executive Officer's Compensation

     Compensation for the Chairman/CEO is determined by a process similar to that discussed above for executive officers. Dr. de Geus' base compensation for fiscal year 1998 was established by the Committee in September 1997. Dr. de Geus' base compensation is competitive with base compensation levels for chief executive officers of the companies with which the Company competes for executives.

     The Committee also established Dr. de Geus' individual bonus plan for the fiscal year by establishing a formula based on accepted orders, revenue and operating margin. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Dr. de Geus was also eligible for an additional bonus based on a qualitative assessment of his performance by the Board of Directors. For fiscal year 1998, accepted orders, revenue and operating margin all were below the established target and operating margin was above the target. Bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year. Dr. de Geus' total bonus compensation is shown in the Summary Compensation Table on page 7. In determining the amount of long term compensation to grant to Dr. de Geus the Committee considered publicly-available data relating to companies in the Company's industry.

     The Committee believes that the overall level of compensation is a fair reflection of Dr. de Geus' performance for the year.

  Tax Deductibility of Executive Compensation

     The cash compensation to be paid to the Company's executive officers for fiscal year 1998 is not expected to exceed the $1 million limit per officer on the tax deductibility of such compensation under the Internal Revenue Code. Under the 1992 Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

          COMPENSATION COMMITTEE
          Steven C. Walske
          Deborah A. Coleman

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee was at any time during the 1998 fiscal year or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or the Compensation Committee.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of the Company's Common Stock from September 30, 1993 through October 2, 1998 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Technology Sector Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other indexes, and reinvestment of all dividends).

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG SYNOPSYS, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

                                                                                                             S&P TECHNOLOGY
                                                     SYNOPSYS, INC.                  S&P 500                     SECTOR
                                                     --------------                  -------                 --------------
'9/93'                                                   100.00                      100.00                      100.00
'9/94'                                                    95.00                      104.00                      116.00
'9/95'                                                   129.00                      135.00                      184.00
'9/96'                                                   194.00                      162.00                      226.00
'9/97'                                                   179.00                      227.00                      366.00
'9/98'                                                   140.00                      248.00                      415.00

* $100 INVESTED ON 9/30/93 IN STOCK OR INDEX --
 INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                    PROPOSAL TWO -- AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors is requesting stockholder approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 100,000,000 to 200,000,000 (and a concomitant increase in the total number of shares authorized for issuance from 102,000,000 to 202,000,000).

     As a result of the share issuances resulting from corporate acquisitions, exercises of options by employees and purchases from the Company's employee stock purchase plans, as of December 1, 1998, 68,253,070 of the Company's 100,000,000 authorized shares of Common Stock were issued and outstanding. The Board of Directors considers it advisable to have additional shares available for issuance under the Company's employee benefit plans, for possible future stock dividends or stock splits and for other corporate purposes.

     If this amendment is adopted, the additional shares of Common Stock may be issued by direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless, in any specific instances, such approval is expressly required by regulatory agencies or otherwise. Approval of the amendment could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company to persons who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. Such an issuance could diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment is not promoted by any specific effort or takeover threat currently perceived by management. In addition, the issuance of additional shares of Common Stock would dilute the existing stockholders' equity interest in the Company. The Company has no present plans which would result in the issuance of a material number of new shares of Common Stock, except through the Company's employee benefit plans.

     Stockholders of the Company have no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company.

     The affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal at the 1999 Annual Meeting of Stockholders is required for approval of the amendment.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                       PROPOSAL THREE -- AMENDMENT TO THE
                         EMPLOYEE STOCK PURCHASE PLANS

PROPOSED AMENDMENT

     At the Annual Meeting, the Company's stockholders will be asked to approve an increase in the total number of shares authorized under the Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the "Plans") by 1,500,000 shares.

EXPLANATION

     The Plans permit employees of the Company and its subsidiaries to purchase the Company's Common Stock at a discounted price. The Plans are designed to encourage and assist a broad spectrum of employees of the Company and its subsidiaries to acquire an equity interest in the Company through the purchase of Common Stock. The Plans also are intended to provide to United States employees participating in the Plans the tax benefits available under Section 421 of the Internal Revenue Code. As of November 30, 1998, approximately 1,880 of approximately 2,700 eligible employees were participants in the Plans.

     A summary of the principal provisions of the Plans is set forth below.

     Management believes that maintaining a competitive employee stock purchase program is an important element in recruiting and retaining employees. The Company's Plans are designed to more closely align the interests of employees and shareholders by encouraging employees to invest in the Company's securities, and to help employees share in the Company's success. Employee stock purchase plan gains have become an important part of overall compensation of employees.

     The Company is requesting authorization of additional shares under the Plans in order to preserve the current benefits of the Plan for employees and favorable accounting treatment for the Company. The Plans currently provide for an enrollment period of 24 months as described under "Description of Plans." Under current accounting rules, if (i) at the start of an enrollment period, the shares reserved for issuance under an employee stock purchase plan are insufficient to cover all shares issuable throughout that period, (ii) any shares sold during an enrollment period are authorized after the commencement of the enrollment period and (iii) on the authorization date the fair market value
(FMV) of the Common Stock is higher than the FMV at the beginning of the enrollment period, then the Company would be required to record a charge to earnings for each subsequent quarter when the FMV on each semi-annual purchase date was above the FMV on the enrollment date, which could be significant, to reflect the perceived compensatory element of the difference in FMV.

     The Company estimates, based on certain assumptions it considers reasonable, that enough shares are available under the Plans to cover purchases under the Plans by all current participants in all current offering periods. The Company estimates that it will need no more than 1,500,000 additional shares to cover purchases under the Plans by all participants who may enroll in offering periods to commence on May 1, 1999 and November 1, 1999. Consequently, the Board of Directors has adopted, subject to stockholder approval, an amendment to the Plans to increase the aggregate number of shares issuable under the Plans by 1,500,000 shares. The Company's projection of shares to be purchased under the Plans was based on assumptions concerning several matters that cannot be precisely predicted, including the future number of the Company's employees, the future price of the Company's Common Stock, the Company's overall salary levels and the participation rate in the Plans.

     Approval of the amendment requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

     The Board of Directors believes that the proposed amendment is in the best interests of the Company, its stockholders, and its employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN SHARES ISSUABLE UNDER THE PLANS.

                              DESCRIPTION OF PLANS

     The following is a summary of the principal features of the Plans. The summary, however, does not purport to be a complete description of all of the provisions of the Plans. Any stockholder who wishes to obtain a copy of the actual plan documents may do so by written request to the Company's Secretary at the Company's executive offices.

     All regular employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company or a participating subsidiary, are eligible to participate in the Plans as of the first enrollment date following employment. Participants may elect to make contributions up to a maximum of 10% of base earnings. On the last trading date of each semi-annual purchase period, the Company applies the funds then in each participant's account to the purchase of shares. The purchase dates are the last trading day of April and October. The cost of each share purchased is 85% of the lower of the closing prices for the Company's Common Stock on (i) the first trading day in the enrollment period in which the purchase is made and (ii) the purchase date. (The closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on October 30, 1998, the most recent purchase date under the Plans, was $45.25 per share.) The length of the enrollment period may not exceed 24 months. A new 24-month enrollment period commences each May 1 and November 1. Enrollment dates are the first business day of May and November. Under the Plans, the maximum amount of payroll deductions by a participant during any semi-annual purchase period is $7,500, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first business day in an enrollment period) in any calendar year. No single participant may acquire more than 2,000 shares, and all participants may not acquire more than 500,000 shares in the aggregate, on any semi-annual purchase date.

     The Plans are administered by the Compensation Committee, but routine matters are delegated to management committees. The Board of Directors may amend or terminate the Plans at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Plans in the event of a reorganization, recapitalization, stock split, or other similar event. Amendments that would increase the number of shares reserved for purchase, materially increase the benefits to participants, or materially modify the requirements for participation under the Plans also require stockholder approval. Shares available under the Plans may be either outstanding shares repurchased by the Company or newly issued shares.

FEDERAL INCOME TAX CONSEQUENCES

     In general, participants who are citizens or residents of the United States ("U.S. Participants") will not have taxable income or loss under the Plans until they sell or otherwise dispose of shares acquired under the Plans (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both (i) two years after the beginning of the enrollment period during which the shares were purchased, and (ii) one year following purchase, a U.S. Participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of within either of the foregoing holding periods (a "disqualifying disposition"), a U.S. Participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the U.S. Participant will have taxable capital gain (or loss) measured by the difference between the sale price and the U.S. Participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held, as of the date of sales, for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to a U.S. Participant in a disqualifying disposition.

     Special rules apply to U.S. Participants who are directors or officers. The consequences to non-U.S. Participants are governed by foreign laws, which typically do not offer the same tax advantages as United States law.

                     PROPOSAL FOUR -- AMENDMENT TO THE 1994
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

PROPOSED AMENDMENT

     The Board of Directors is requesting stockholder approval of an amendment to raise the automatic annual increase in shares reserved for issuance under the Directors Plan to 150,000.

EXPLANATION

     The Directors Plan is designed to serve as an equity incentive program to attract and retain highly-qualified individuals with substantial experience in relevant industries to serve as non-employee members of the Board. In general, the Company currently offers a lower level of cash compensation to its non-employee directors than is offered by companies with whom it competes for outside directors. The Board has decided that the best way to attract and retain qualified non-employee directors is through equity-based compensation rather than cash compensation. In that way, non-employee directors share in the success of the Company and their financial interests are be more closely aligned with that of the Company's stockholders.

     As of December 1, 1998, options in respect of 149,000 shares were outstanding under the Directors Plan and options in respect of 116,000 shares were available for issuance. The number of shares available for issuance under the Directors Plan increases by 25,000 on the first trading day of each calendar year.

     Because of the increase in the number of directors, increases in the number of directors serving on committees, and additional annual option grants and committee-service grants approved by the Company's stockholders at the 1998 Annual Meeting, the annual automatic increase of 25,000 shares under the Directors Plan is no longer adequate. To ensure that sufficient shares are available to attract and retain qualified non-employee directors, the Board considers it advisable to raise the annual increase in reserved shares to 150,000. If this amendment is approved, the number of shares reserved for issuance under the Directors Plan would increase by 150,000 on the first trading day of each calendar year, commencing January 2, 2000.

     Approval of the amendments requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

     The Board of Directors believes that the proposed amendment is in the best interests of the Company, its stockholders and its employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE DIRECTORS PLAN.

                         DESCRIPTION OF DIRECTORS PLAN

     The following is a summary of the principal features of the Directors Plan. The summary, however, does not purport to be a complete description of all of the provisions of the Directors Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Company's Secretary at the Company's executive offices.

  Plan Administration

     The terms and conditions of each option grant (including the timing and pricing of the option grant) will be governed by the express terms and conditions of the Directors Plan, and neither the Board nor any Committee of the Board will exercise any discretionary functions with respect to such option grants (except for determination of the Board committees with respect to which a director may receive a committee service grant).

  Issuable Shares

     Upon expiration or termination of an outstanding option for any reason prior to exercise in full, the shares subject to the portion of each option not so exercised will be available for subsequent option grants. Shares issued under the Directors Plan, whether or not such shares are subsequently repurchased by the Company, and shares subject to any option or portion thereof surrendered in accordance with the cash-out provisions of the Directors Plan, will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants.

     In the event of any change in the Common Stock issuable under the Directors Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, then, in order to prevent the dilution or enlargement of the rights and benefits under each option, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Directors Plan, (ii) the number and/or class of securities by which the share reserve is to increase automatically each calendar year, (iii) the number and/or class of securities for which automatic option grants are to be subsequently made to each newly-elected or continuing non-employee Board member and (iv) the number and/or class of securities and exercise price per share under each outstanding option.

  Eligibility for Grants

     Under the Directors Plan, grants are made to non-employee directors. A non-employee Board member who has previously been an employee of the Company will not be eligible to receive an automatic option grant upon his or her initial election or appointment to the Board, but will be eligible to receive annual option grants and committee-service grants. As of January 5, 1999, four non-employee Board members were eligible to participate in the Directors Plan.

  Option Grants

     Upon the initial election of a non-employee Board member, such member is automatically granted an option to purchase 20,000 shares of Common Stock, unless such Board member has previously been an employee of the Company.

     In addition, under the terms of the Directors Plan, on the date of each annual stockholders meeting, each non-employee re-elected as a non-employee Board member at the annual meeting and each individual first elected to the Board of Directors at that Annual Meeting or first appointed to the Board of Directors by the Board itself to fill a vacancy or a newly-created board seat in the preceding year is automatically granted an option to purchase 10,000 shares of Common Stock. There is no limit on the number of such annual option grants that any one non-employee Board member may receive over his or her period of continued Board service. In addition, non-employee Board members who serve on selected Board committees are annually granted an option to purchase 5,000 shares of Common Stock, subject to a limit of two committee-service grants per non-employee director per year.

  Price, Vesting and Exercisability

     The exercise price per share of Common Stock subject to each option grant issued under the Directors Plan is equal to 100% of the fair market value per share of the Common Stock on the grant date, which is deemed to be equal to the closing selling price per share of Common Stock on the grant date, as reported on the Nasdaq Stock Market. On December 1, 1998 the fair market value per share was $46.8125.

     Each automatic grant is immediately exercisable for any or all of the option shares. Any shares purchased under such options are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting of those shares.

     Upon exercise of the option, the option price for the purchased shares is immediately payable in cash or in shares of Common Stock valued at fair market value on the date of exercise. For vested shares the option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

     The initial automatic grant of 20,000 shares vests in a series of four successive equal installments on the date immediately prior to each of the first four annual stockholders meetings following the grant date of that option, provided the optionee continues in Board service through that vesting date. Each annual grant, and each committee-service grant, vests in full on the date immediately prior to the first Annual Meeting following the date of the grant, provided the optionee continues in Board service through that vesting date.

     The options have a maximum term of ten years, measured from the grant date.

  Termination of Board Service

     Should the optionee cease to serve as a Board member for any reason (other than death or disability) while holding one or more automatic option grants, then that individual would have a six-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which he or she is vested at the time of cessation of Board service.

  Special Acceleration Events

     In the event the Company is acquired by a merger or asset sale, the shares of Common Stock at the time subject to each outstanding automatic grant but not otherwise vested will vest in full so that each such option will, immediately prior to the specified effective date for such acquisition, become exercisable for fully-vested shares. Immediately following the consummation of the acquisition, each automatic option grant will terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

     In connection with any hostile takeover of the Company, whether effected by a tender offer for securities possessing more than 50% of the Company's outstanding voting power or by a change in the majority of the Board resulting from one or more contested elections for Board membership, the shares of Common Stock at the time subject to each outstanding automatic grant but not otherwise vested will vest in full so that each such option will, immediately prior to the specified effective date for such takeover, become exercisable for fully-vested shares. Each such option will remain so exercisable until the expiration or earlier termination of the option term.

     Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the Company's outstanding voting power, each optionee will have a thirty-day period in which to surrender to the Company each automatic option grant held by him or her for a period of at least six months. The optionee will in return be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the highest price paid per share of Common Stock in the tender offer, less the exercise price payable per share under the surrendered option.

     The automatic option grants in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. However, the acceleration of vesting of the option shares upon an acquisition of the Company by merger or asset sale or upon a hostile takeover may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other effort to gain control of the Company.

  Amendment and Termination

     The Board of Directors may amend or modify the Directors Plan in any or all respects whatsoever. However, the provisions of the Directors Plan, together with the option grants outstanding thereunder, may not be amended at intervals more frequently than once every six months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations. In addition, without the approval of the Company's stockholders, the Board may not (i) materially increase the maximum number of shares issuable under the Directors Plan, (ii) materially modify the eligibility requirements for participation, or
(iii) otherwise materially increase the benefits accruing to participants under the Directors Plan.

     The Directors Plan will terminate upon the earlier of (i) October 26, 2004 or (ii) the date on which all shares available for issuance under the Directors Plan are issued or canceled pursuant to the exercise or cash-out of the granted options. Each stock option outstanding at the time of a termination pursuant to clause (i) will remain in force in accordance with the provision of the instruments evidencing such grant.

  Tax Information

     Options granted under the Directors Plan will be non-statutory options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of Common Stock under a non-statutory option. These special provisions may be summarized as follows:

     If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original option exercise price in the event of the optionee's termination of Board service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as the optionee vests in the shares, an amount equal to the excess of (i) the fair market value of those shares on the vesting date over (ii) the option exercise price paid for such shares.

     The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the option exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when he or she vests in such shares.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option for the taxable year of the Company in which such ordinary income is recognized by the optionee.

                  PROPOSAL FIVE -- RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for fiscal year 1999. KPMG Peat Marwick LLP has audited the Company's consolidated financial statements since fiscal year 1992.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

                             ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and greater than ten percent beneficial owners of its stock to file reports of ownership and changes in ownership with the Commission. Directors, officers and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of the Forms 3, 4 and 5 received by the Company and/or written representations from certain reporting persons that no Form 5 reports were required for such persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners of its stock during the fiscal year ended October 3, 1998 have complied with all filing requirements applicable to such persons, except that the Form 3 Gary Larsen filed on August 8, 1997 incorrectly stated that the number of shares of Common Stock he beneficially owned was 37,940. On June 9, 1998, Mr. Larsen filed an amended Form 3 which stated that the number of shares he owned was 40,633 shares.

ANNUAL REPORT

     A copy of the Annual Report of the Company for fiscal year 1998 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

     The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report, without charge, by writing to Paul Lippe, Secretary, at the Company. The report is also available on the Synopsys web site at http:\\www.synopsys.com or the Security Exchange Commission's EDGAR web site at http:\\www.sec.gov.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

     Stockholders of the Company that intend to present one or more proposals at the Company's 2000 Annual Meeting, including nominations to the Board of Directors of persons other than those nominated by the Board, must notify the Company no later than September 22, 1999 in order that they may be timely under the Company's By-Laws and may be included in the proxy statement and proxy relating to that meeting; provided that in the event the date of the Company's Annual Meeting is changed by more than 30 days, such notice must be delivered to the Company a reasonable time before the solicitation is made. A stockholder's notice to the Company must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the matter and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder, as they appear on the Company's books,
(iii) the number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in the proposal and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "1934 Act"). Nominations of persons to the Board of Directors must include, with respect to each nomination and the nominating stockholder, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the 1934 Act.

     Notwithstanding the foregoing, the stockholder must also provide notice as required by the 1934 Act and the applicable regulations thereunder. The chairman of the annual meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

                                          THE BOARD OF DIRECTORS
Dated: January 19, 1999

                                     PROXY

                                 SYNOPSYS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, MARCH 1, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 SYNOPSYS, INC.


The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held March 1, 1999 and the Proxy Statement and appoints Aart J. de Geus and Chi-Foon Chan, and each of them individually, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Synopsys, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 700 East Middlefield Road, Mountain View, California on Monday, March 1, 1999 at 4:00 p.m., and at any adjournment or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by the Proxy shall be voted in the manner as set forth on the reverse side.

------------                                                        -----------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
     SIDE                                                               SIDE
------------                                                        -----------

[X] Please mark
    votes as in
    this example.

    The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the election of the directors listed below and FOR the other proposals if no specification is made.

    1. To elect nine directors to serve for the ensuing year or until their successors are elected.

        Nominees: Aart J. de Geus, Andy D. Bryant, Chi-Foon Chan,
        Deborah A. Coleman, Harvey C. Jones, Jr., William W. Lattin,
        A. Richard Newton, Sasson Somekh, Steven C. Walske

                  FOR                WITHHELD
                  ALL     [ ]   [ ]  FROM ALL
                NOMINEES             NOMINEES

                                                           MARK HERE
        [ ]                                               FOR ADDRESS    [ ]
                                                           CHANGE AND
            --------------------------------------         NOTE BELOW
            For all nominees except as noted above


                                                           FOR  AGAINST  ABSTAIN
     2. To approve an amendment to the Company's Amended   [ ]    [ ]      [ ]
        and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000.

     3. To approve an amendment to the Company's Employee  FOR  AGAINST  ABSTAIN
        Stock Purchase Plan and International Employee     [ ]    [ ]      [ ]
        Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

     4. To approve an amendment to the Company's 1994      FOR  AGAINST  ABSTAIN
        Non-Employee Directors Stock Option Plan to        [ ]    [ ]      [ ]
        increase the number of shares of Common Stock reserved each year for issuance thereunder to 150,000.

     5. To ratify the appointment of KPMG Peat Marwick     FOR  AGAINST  ABSTAIN
        LLP as independent auditors of the Company for      [ ]   [ ]      [ ]
        fiscal year 1999.

     6. To transfer such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Please sign exactly as name appears at left. When shares are held by joint tenants both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature:                  Date:          Signature:               Date:
          -----------------      -------             --------------      -------